Exhibit 10.63

MEMORANDUM OF AGREEMENT OF LEASE (“Lease”) ENTERED INTO AT THE CITY AND DISTRICT OF MONTREAL IN THE PROVINCE OF QUEBEC ON THE 24 DAY OF SEPTEMBER, 2012.

BETWEEN:	SOCIÉTÉ EN COMMANDITE DOUZE-CINQUANTE/TWELVE-FIFTY, COMPANY LIMITED, having place of business at 1250 René-Lévesque Boulevard West, Suite 410, in the City of Montreal, Province of Quebec, H3B 4W8, represented by its manager (without personal liability), OPGI Management GP Inc., as general partner of OPGI Management Limited Partnership, having its head office and principal place of business in the City of Toronto, Province of Ontario, herein acting and represented by Michael Stones and Renée Vézina, its representatives, duly authorized for the purposes hereof as they so declare,

(referred to in this Lease as “Landlord”)

AND:	BIOAMBER CANADA INC., a company incorporated under the Canada Business Corporations Act, having a place of business at 1250 René-Lévesque Blvd. West, Suite 4120, in the City of Montreal, Province of Quebec, H3B 4W8, herein acting and represented by Jean-Francois Huc, its President and CEO, duly authorized for the purposes hereof as he so declares,

(referred to in this Lease as “Tenant”)

WITNESSETH:

SECTION I DESCRIPTION OF PREMISES

1.01 Landlord does hereby lease to Tenant and Tenant does hereby accept from Landlord that certain space comprising a rentable area deemed for all intents and purposes to be three thousand four hundred and fifty-four (3,454) square feet (including Tenant’s share of common and service areas and facilities) approximately as shown outlined in red on the floor plan hereto attached as Schedule “A” and initialled by both parties for identification (referred to in this Lease as the “Premises”) situated on the 41st floor, Suite 4120, of the building, structures and improvements (collectively referred to in this Lease as the “Building”) bearing civic number 1250 René-Lévesque Boulevard West, Montreal, Quebec, erected on that certain emplacement known and designated as lot number one million eight hundred and fifty-one thousand four hundred and seven (1851407) of the Official Cadastre of Quebec. Registration Division of Montreal (collectively referred to in this Lease as the “Land”).

SECTION II TERM

2.01 This Lease shall be for a term of three (3) years (the “Term”), commencing on the first (1st) day of June, 2013 (referred to in this Lease as the “Commencement Date”) and expiring on the thirty-first (31st) day of May, 2016, unless sooner terminated in the manner herein set forth or otherwise.

2.02 This Lease shall expire without notice or demand being necessary on the date above-stated. Should Tenant remain in occupation of the Premises after the expiration of this Lease without having executed a new written lease with Landlord, such holding over shall not constitute a renewal or extension of this Lease. In such event, Landlord may, at its option, elect to treat Tenant as one who has not removed at the end of the Term and Landlord shall be entitled to all remedies against Tenant provided by law in that situation, or Landlord may elect, at its option, to construe such holding over as a tenancy from month to month, subject to all the terms and conditions of this Lease, save as to its duration and save that the rental payable for each month of such tenancy shall be three (3) times the monthly rental instalments payable pursuant to Section III in the last year of the Term.

SECTION III RENTAL

3.01 As rental for the Premises during the Term, Tenant covenants and agrees to pay to Landlord an annual rental of Eighty-Two Thousand Eight Hundred and Ninety-Six Dollars ($82,896.00), payable in equal, consecutive, monthly instalments, in advance on the first day of each calendar month, of Six Thousand Nine Hundred and Eight Dollars ($6,908.00) each, calculated at the rate of Twenty-Four Dollars ($24.00) per square foot of the rentable area of the Premises per annum.

SECTION IV NET RENT

4.01 Tenant acknowledges that the rental set out in Section III above shall be on an absolutely net return basis to Landlord; Landlord shall not be responsible for any costs, charges, impositions, expenses or outlays of any nature or kind whatsoever arising from or relating to the Premises, the contents thereof, or the business carried on therein, and Tenant shall pay all such costs, charges, impositions, expenses and outlays as well as Tenant’s Proportionate Share of all costs, charges, impositions, expenses and outlays relating to the Land and Building, including their common and service areas and facilities, save only as expressly otherwise provided by this Lease.

SECTION V REAL ESTATE TAXES AND OPERATING EXPENSES

5.01	For the purpose of this Lease:

(a)	“Real Estate Taxes” means all taxes, surtaxes, rates, levies, impositions and assessments, general or special, and any other taxes, surtaxes, rates, levies, impositions or assessments which are now or which may ever be levied or imposed against either or both of the Land and Building for municipal, urban community, school, public betterment, general, local improvement or other purposes. Real Estate Taxes shall not include Landlord’s or owner’s federal and provincial income taxes. Real Estate Taxes shall include Landlord’s allocation to the Building and Land of any such taxes, surtaxes, rates, levies, impositions or assessments levied or imposed in respect of immoveables not part of the Building or Land but which benefit same or the occupants thereof, such as, by way of example only, but without limiting the generality of the foregoing, any underground passageway or connection right to the Metro subway system or adjacent properties, garage facilities, entrances and exits. If the system of taxation now in effect is altered and any new tax, rate, levy, imposition or assessment is imposed or levied upon the Land or Building or the owner thereof or upon the revenues therefrom in substitution for or in addition to those presently levied or imposed upon immoveables, Real Estate Taxes shall include such new tax, surtax, rate, levy, imposition or assessment.

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(b)	“Lease Year” means a period of twelve (12) calendar months commencing on the first day of January and ending on the last day of December. Landlord may, in its discretion, change the Lease Year from time to time provided that Tenant is not unduly prejudiced by any such change.

(c)	“Operating Expenses” means any and all costs, charges, impositions, expenses and outlays incurred by Landlord in connection with the operation, maintenance, supervision, repair, replacement, insuring, management or administration of either or both of the Land and Building (including, without limiting the generality of the foregoing, the parking facilities and those areas, facilities, utilities, improvements, equipment and installations intended or designated from time to time by Landlord for the common use, benefit or enjoyment of the tenants thereof, such as, but not limited to any conference centre, daycare centre or exercise centre established by Landlord from time to time and the atrium situated on the ground floor of the Building and fronting on Drummond Street and René-Lévesque Boulevard known as the “Winter Garden”) and, by way of example only, but without limiting the

[1]	Real Estate Taxes are estimated to be $12.86 per square foot of the rentable area of the Premises for the calendar year 2012.

generality of the foregoing, shall include all costs, charges and expenses incurred with respect to the following: operating, maintaining, repairing and replacing the heating, ventilating and air-conditioning systems; management and administration of the Land and Building; salaries, wages, medical, surgical, general welfare benefits (including group life insurance and pension payments), payroll taxes, workmen’s compensation insurance contributions and unemployment insurance contributions, fringe benefits, severance pay and termination payments for all personnel and staff (whether on or off-site and whether employed by Landlord or a management company) engaged in the operation, maintenance and repair of the Land and Building and those incurred to employ such personnel and staff, such as, but not limited to, consultant and personnel agency fees; security personnel and systems; electricity (except as charged to tenants), fuel, water (including sewer rental) and other utilities and taxes; all premiums and deductible payments relating to liability, property, boiler or pressure vessel and machinery, loss of rental and such other forms of insurance as Landlord may from time to time subscribe for with respect to the Land and Building; cleaning, supervising, maintaining, operating and repairing the Land and Building and making replacements therein; building and cleaning supplies; cleaning of windows and exterior curtain walls; the fair market rental value (having regard to rentals and other amounts being charged for similar space in the Building) of space intended or designated from time to time by Landlord for use as a conference centre, daycare centre or exercise centre; cleaning and maintaining grounds (including snow removal and landscaping); service contracts with independent contractors for maintenance, repairs, elevators, cleaning, refuse removal and security operations; telephone, telegraph, telecopier and stationery; audit and accounting fees and legal costs and expenses; water and business taxes (except as charged to tenants), licenses and fees; depreciation of equipment; interest expense and finance charges (excluding interest on any hypothec or deed of trust affecting the Land and Building); and, except to the extent that they constitute Real Estate Taxes (including direct taxes), surtaxes, rates, levies, impositions, assessments, dues, tariffs and other forms of compensation levied, imposed or charged by any competent authority, including those for parking lots, garages or spaces. Operating Expenses shall include Landlord’s allocation to the Building and Land of any costs, charges, impositions, expenses and outlays of the above nature as are incurred in respect of immoveables not part of the Building or Land but which benefit same or the occupants thereof, such as, by way of example only, but without limiting the generality of the foregoing, any underground passageway or connection right to the Metro subway system or adjacent properties, garages, entrances and exits. For each Lease Year, Operating Expenses shall also include an administration fee equal to fifteen percent (15%) of the aggregate of the Operating Expenses and Taxes on Capital attributable to the Lease Year.

Operating Expenses shall not include capital and interest payments due under hypothecs or deeds of trust; structural repairs and replacements of a nonrecurring nature (providing same are not necessitated by the negligence of Tenant or those for whom Tenant is responsible).

Operating Expenses attributable to any Lease Year shall be reduced by payments received by Landlord from tenants of retail space in the Building on account of their respective contributions to Operating Expenses for that Lease Year.

Notwithstanding any other clause herein contained or any amendment to generally accepted accounting principles, Landlord may, from time to time, make all or any determinations in respect of Operating Expenses in accordance with generally accepted accounting principles as they existed on the date of this Lease.

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[1]	Operating Expenses are estimated to be $10.23 per square foot of the rentable area of the Premises for the calendar year 2012.

(d)	“Tenant’s Proportionate Share” means the fraction, expressed as a percentage, the numerator of which is the rentable area of the Premises and the denominator of which is the aggregate of the rentable areas of all leasable space in the Building, excluding the aggregate of the rentable areas of the following portions thereof (to the extent they constitute leaseable space): leasable space designated by Landlord, from time to time, for retail use, any conference centre, daycare centre or exercise centre established by Landlord from time to time, the “Winter Garden” described in paragraph 5.01(c), the parking facilities, the loading, shipping and receiving facilities and the storage areas.

(e)	“Taxes on Capital” means the portions imputed by Landlord to the Building and Land of all taxes and excises wholly or partly based upon or computed as a function of the capital employed in respect of the Building and Land (as such capital is determined for each such tax or excise under the relevant statute) levied or imposed from time to time upon whomsoever, calculated as if the party or parties employing the capital resulting in the levying or imposition thereof had no other property than the Building and Land, whether characterized as a tax on capital, an income tax or otherwise. [1]

5.02 Throughout the Term of this Lease, Tenant shall pay, as additional rent, the Tenant’s Proportionate Share of Real Estate Taxes as follows:

(a)	subject to paragraphs 5.02(b) and (c), for each calendar year, Landlord shall estimate the amount of the Tenant’s Proportionate Share of Real Estate Taxes for the taxation year or years current during such calendar year and shall invoice Tenant therefor in six (6) equal, consecutive, monthly instalments, which Tenant shall pay to Landlord in advance on the first days of the months of January through June of that calendar year, all inclusive;

(b)

if the Commencement Date is not January 1st, Landlord shall adjust the amount of the estimate of the Tenant’s Proportionate Share of Real Estate Taxes for the calendar year during which the Commencement Date occurs on a per diem basis and:

(i)	Landlord shall invoice Tenant for such adjusted amount in that number of equal, consecutive, monthly instalments which is equal to the number of months and any partial month (deemed to be a full month for the purpose of determining such number of instalments) up to and including June of that calendar year falling within the Term of this Lease, which Tenant shall pay to Landlord in advance on the Commencement Date and on the first day of each calendar month following the month in which the Commencement Date occurs; or

(ii)	if the Commencement Date occurs after May of that calendar year, Landlord shall invoice Tenant for the full amount of such adjusted amount, which Tenant shall pay to Landlord in advance forthwith upon receipt; and

(c)	if the expiration date of the Term of this Lease is not December 31st, Landlord shall adjust the amount of the estimate of the Tenant’s Proportionate Share of Real Estate Taxes for the calendar year during which such expiration date occurs on a per diem basis and Landlord shall invoice Tenant therefor in that number of equal, consecutive, monthly instalments which is equal to the lesser of:

(i)	six (6); and

[1]	Landlord confirms that, as of the date hereof, certain persons comprising Landlord are exempt from the payment of Taxes on Capital. To avoid any doubt, to the extent that such persons, or any of their successors or assigns, become subject to such tax, then Tenant shall pay its Proportionate Share thereof from and after the date upon which such persons become liable therefor, the whole as contemplated by the provisions of the Lease.

(ii)	the number of months and any partial month (deemed to be a full month for the purpose of determining such number of instalments) up to and including May of that calendar year falling within the Term of this Lease;

which Tenant shall pay to Landlord in advance on the first day of each calendar month commencing with the first month of that calendar year.

Within a reasonable delay following the end of each calendar year, Landlord shall furnish Tenant with a statement setting forth such portion thereof that is payable by Tenant pursuant to this Section V. If such amount is greater or less than the instalments on account thereof already paid by Tenant, appropriate adjustments shall be made forthwith.

5.03 Any expenses incurred by Landlord in obtaining or attempting to obtain a reduction of Real Estate Taxes shall be added to and included in the computation of Real Estate Taxes. In the event that Tenant shall have paid Tenant’s Proportionate Share of Real Estate Taxes pursuant to this Section V and Landlord shall thereafter receive a refund of any portion thereof, Landlord shall pay to Tenant the Tenant’s Proportionate Share of such refund. However, reimbursements of Real Estate Taxes for vacant premises or resulting from reductions of such taxes attributable to there being vacant space in the Building shall not be deducted from or otherwise reduce Real Estate Taxes and the amounts of any credits (applicable against Real Estate Taxes or other indebtedness) or reductions of such taxes for vacant premises or attributable to there being vacant space in the Building shall be included in Real Estate Taxes as if such credits or reductions had not been granted, it being the intention of the parties that such reimbursements, credits and reductions shall be for the sole benefit of Landlord.

5.04 Landlord shall have no obligation to contest, object to or litigate the levying or imposition of Real Estate Taxes or any valuation imposed with respect thereto and may settle, compromise, consent to, waive or otherwise determine in its sole discretion all matters and things relating thereto. Tenant waives and renounces to any right it may have to contest, object to or litigate the levying or imposition of Real Estate Taxes or any valuation imposed with respect thereto.

5.05 Should the taxation authorities at any time attribute any part of the Real Estate Taxes to the Premises or the improvements therein, Tenant shall pay for same in addition to Tenant’s Proportionate Share of the Real Estate Taxes (to be deducted from the said Real Estate Taxes the amount, if any, directly attributed by the taxation authorities to 1~~other~~ premises or tenant improvements in the Building 2), the whole in the manner and subject to the conditions hereinabove set forth. However, any attributions by the taxation authorities of proportions of any Real Estate Taxes to such premises for the purpose of determining the amounts of any reimbursements or credits of any such taxes for vacant premises or the amounts of any subsidies regarding any such taxes in favour of certain classes of tenants, or for other similar purposes, (including, without limitation, such attributions as are contained in the schedule contemplated in Section 69 of the Loi sur la fiscalité municipale [R.S.Q., Chapter F-2.1]) shall be deemed not to be attributions contemplated in the immediately preceding sentence nor shall they affect Tenant’s obligations to pay Tenant’s Proportionate Share of all Real Estate Taxes.

5.06 Throughout the Term of this Lease, Tenant shall pay as additional rent, the Tenant’s Proportionate Shares of Operating Expenses and Taxes on Capital. During the first and last years of the Term (in the event same comprise less than complete Lease Years), the amount Tenant is required to pay pursuant to the foregoing shall be subject to a per diem adjustment.

Notwithstanding the foregoing, whenever less than one hundred percent (100%) of the rentable area of the Building is occupied, Landlord shall be entitled to allocate those costs, charges, impositions, expenses and outlays which vary with the extent of the use and occupancy of the Building (such as, but not limited to, heating, air-conditioning and ventilating expenses, electricity, cleaning and cleaning supplies) to the rented space in the Building only and Tenant shall pay a proportion of each of any of such costs, charges, impositions, expenses and outlays, same to be the ratio that the rentable area of the Premises bears to the rentable area of all rented space in the Building, excluding the

[1]	any
[2]	Including to the Premises or the improvements therein

aggregate of the rentable areas of the following portions thereof (to the extent they constitute rented space): leasable space designated by Landlord, from time to time, for retail use, any conference centre, daycare centre or exercise centre established by Landlord from time to time, the “Winter Garden” described in paragraph 5.01(c), the parking facilities, the loading, shipping and receiving facilities and the storage areas. In no event will Tenant be obliged to pay an amount in virtue of the foregoing which is greater than the amount Tenant would have paid as the Tenant’s Proportionate Share had one hundred percent (100%) of the rentable area of the Building been occupied and such costs, charges, impositions, expenses and outlays been included in Operating Expenses.

5.07 For each year of the Term of the Lease, Landlord shall estimate the amounts of Tenant’s Proportionate Shares of Operating Expenses and Taxes on Capital for the then current Lease year and shall invoice Tenant therefor in equal consecutive monthly instalments which Tenant shall pay to Landlord in advance on the first day of each calendar month. At the end of each Lease Year, Landlord shall furnish Tenant with a statement verified by Landlord’s auditors setting forth the actual Operating Expenses and Taxes on Capital for such year and the amounts thereof payable by Tenant pursuant to this Section V, said statement to show in reasonable detail the information relevant to the calculation and determination thereof. If any such amount is greater or less than the payments on account thereof made by Tenant pursuant to this Section V, appropriate adjustments shall be made forthwith. Thereafter, Tenant shall continue to make the aforementioned monthly instalments on account of estimated Operating Expenses and Taxes on Capital for the ensuing Lease Year on the same basis or on the basis of Landlord’s revised reasonable estimates of same, as the case may be, and so on from time to time.

5.08 Failure or delay on the part of Landlord to avail itself of the provisions of this Section V shall not constitute any waiver or renunciation of its right provided herein.

5.09 In this Clause 5.09, the expression “Sales Tax” means any multi-stage national sales tax, goods and services tax, valued-added tax, or any other similar tax, howsoever characterized, imposed on Landlord by the Federal Government and a Provincial Government, or either of them, as the case may be, on any amount received or receivable by Landlord from Tenant under the terms of this Lease. Where Landlord is obliged to pay Sales Tax on an amount received or receivable by Landlord from Tenant under the terms of this Lease, Tenant shall, at the time of the payment to Landlord, remit to Landlord, in addition to the said amount, the Sales Tax described in the present Clause, it being the intention of the parties that Tenant shall be liable to Landlord under the terms of this Lease to reimburse it for Sales Tax. Where Tenant is required, by application of this Clause, to remit Sales Tax to Landlord, the Landlord shall, in respect of the Sales Tax, have all the same remedies and rights of recovery against Tenant as it has for the recovery of rent under the terms of this Lease but the parties agree that such Sales Tax will be deemed not to be rent or additional rent. Landlord shall promptly remit all such Sales Tax to the taxing authority, when due.

SECTION VI USE OF PREMISES

6.01 Tenant shall use the Premises as general business administrative offices and for no other purpose. Any cafeteria or food service installed in the Premises shall be used only by Tenant’s employees. Nothing herein shall be so interpreted as to imply that this Lease is conditional upon Tenant obtaining any permits or licenses for the exploitation of such business from any municipal, provincial or other authority. Tenant will begin to conduct its business operations in the Premises on the Commencement Date and will thereafter conduct same throughout the Term of this Lease in the whole of the Premises in a reputable and first-class manner.

6.02 Tenant acknowledges that it is one of many tenants in the Building or on the Land and agrees that it shall conduct its business and operations in the Premises in a manner consistent with the best interest of the Building and Land collectively. Without limiting the generality of the foregoing, Tenant will not use or permit the use of the Premises or any part thereof for any of the following businesses or activities: any business which in Landlord’s reasonable opinion would tend to lower the character thereof; any unethical or fraudulent practice; a personnel recruitment agency; an embassy or consulate, a governmental or quasi-governmental or a municipal or quasi-municipal department, body or agency, or a Crown Corporation; any business or activity in respect of which Landlord grants a “non-competition” or “exclusivity” covenant in another lease or offer to lease. Any use, operation, activity or practice which, in Landlord’s reasonable opinion, is prohibited by a provision of this Lease shall immediately be discontinued upon written demand by Landlord.

6.03 1~~Throughout the Term of this Lease, Tenant shall occupy and conduct its business continuously and actively in the whole of the Premises. Tenant acknowledges that its undertaking in the immediately preceding sentence is of the upmost importance to Landlord in avoiding the appearance and impression generally created by vacant space, in facilitating the leasing of space in the Building and in maintaining the character and quality of the Building and of the tenancies therein. Tenant also acknowledges that Landlord will suffer substantial damage and serious and irreparable injury if Tenant does not comply with this Clause 6.03, even if Tenant duly and promptly pays all rent and additional rent required to be paid from time to time.~~

SECTION VII READINESS FOR OCCUPATION

7.01 Intentionally deleted

SECTION VIII SERVICES

8.01

(a)	Business Hours: Landlord shall keep the Building open between the hours of 8:00 a.m. and 6:00 p.m. during every day, to the exclusion of Saturdays, Sundays, national, legal and recognized holidays and such other days that are proclaimed as holidays by any federal, provincial or municipal authority (such hours on such non-excluded days being referred to in this Lease as “Regular Business Hours”). Landlord shall make reasonable provision to allow access by Tenant to the Premises outside Regular Business Hours.

(b)	Cleaning: Landlord shall keep the Premises clean during the Term of this Lease in accordance with standards for comparable buildings.

(c)	Heating: Landlord shall keep the Premises reasonably heated during Regular Business Hours.

(d)	Air-Conditioning: Landlord shall provide reasonable air-conditioning service during Regular Business Hours. Any special requirements or equipment above Building standard shall be at Tenant’s sole cost and expense.

(e)	Elevators: Landlord shall keep the passenger elevators in operation during Regular Business Hours or until such hours as Landlord, acting reasonably, deems necessary to meet the general passenger requirements of the tenants.

(f)	Lighting: Landlord shall supply Building standard lighting fixtures as well as lamps, bulbs, starters and ballasts at its cost at the commencement of this Lease. Replacement of lamps, bulbs, starters and ballasts shall thereafter be at the cost of Tenant.

(g)	Public Areas: Landlord shall furnish toilet facilities in accordance with building code.

8.02 The cost of providing all of the foregoing services shall form part of Operating Expenses save that heating and air-conditioning services, if provided outside Regular Business Hours (same to be available upon reasonable prior notice to Landlord), shall be at Tenant’s cost and expense.

8.03 Landlord may decide, in its discretion, to provide and withdraw, from time to time, additional services to the Premises, including, without limiting the generality of the foregoing, those of or for the replacement of ceiling tiles, carpet cleaning, cleaning of window coverings, locksmiths, refuse removal and special security arrangements. Tenant shall be obliged, unless the cost to Tenant therefor is not competitive, to use the services of Landlord or its designated contractor for any such service so provided, on a sole and exclusive basis. Tenant shall pay to Landlord therefor, as additional rent, the base cost

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Tenant shall have the right to cease its occupancy of the Premises and to cease carrying on business in the Premises at any time during the term of this Lease or any extension thereof, provided it respects all the terms and conditions of the Lease which are not irreconcilable with the non-occupation of the Premises.

thereof plus a fee equal to fifteen percent (15%) of such base cost. Any services which Landlord does not elect or no longer elects to provide must be provided only by such persons as Landlord, acting reasonably, may approve, subject to the rules and regulations established by Landlord from time to time.

8.04 Landlord may elect to establish in the Building additional common areas or facilities, including, without limiting the generality of the foregoing, a conference centre, a daycare centre and an exercise facility, for the benefit and use of the tenants of the Building and their employees. Should Landlord do so, Tenant acknowledges and agrees that the rentable area of the Premises shall be deemed to be increased to include Tenant’s share of the rentable areas of such common areas or facilities for the purpose of calculating annual rent and other charges calculated on the basis of the rentable area of the Premises (but not for the purpose of calculating allowances and other inducements) and Tenant’s contributions to Real Estate Taxes, Operating Expenses and Taxes on Capital. In the event such additional common areas or facilities are established, Tenant and its employees shall have the right to use same in common with other tenants of the Building and their employees, such use to be governed by such rules and regulations as may from time to time to be established by Landlord, in its discretion. Landlord reserves the right at any time and from time to time to discontinue the existence of any or all of such addition common areas or facilities in which event the increase in the rentable area of the Premises effected in connection with the establishment of each discontinued common area or facility shall be eliminated.

SECTION IX TENANT’S PERSONAL TAXES

9.01 Tenant shall pay as and when due all personal taxes, including, without limiting the generality of the foregoing, water taxes, water-rates and business taxes, and other similar rates and taxes which may be levied or imposed upon the Premises or upon the business carried on therein, and also all other rates and taxes which are or may be payable by Tenant as tenant or occupant thereof. If the mode of collecting such taxes be so altered as to make Landlord or the proprietor liable therefor instead of Tenant, or if the system of taxation now in effect is altered and any new tax be levied or imposed upon the Premises or upon the business carried on therein, or if by law, regulation or otherwise such taxes are made payable by landlords or proprietors, or if one account is rendered for such taxes covering the entire Building or a portion thereof greater than that occupied by Tenant, Landlord will pay such account and Tenant will repay Landlord as additional rent on demand the amount of the benefit derived by Tenant from such change, or Tenant’s Proportionate Share of the total account rendered, as the case may be.

SECTION X SECURITY

10.01	Intentionally deleted

SECTION XI ASSIGNMENT AND SUBLETTING

11.01 Tenant shall not assign this Lease or sublet the Premises or any part thereof or allow the Premises or any part thereof to be used by another without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Landlord’s refusal of consent shall be deemed reasonable (without in any way restricting Landlord’s right to refuse its consent on other reasonable grounds) where the assignee, subtenant or user proposed by Tenant is not satisfactory to Landlord as regards reputation, business experience or type and quality of business to be carried on in or from the Premises, where Landlord has reasonable grounds to believe that the assignee, subtenant or user proposed by Tenant is not sufficiently financially responsible to fulfil all of its obligations, including, without limiting the generality of the foregoing, Tenant’s obligations to Landlord under and in virtue of this Lease, where the assignee, subtenant or user proposed by Tenant is then a tenant of the Building and Landlord has or will have during the next ensuing six (6) months suitable space for rent in the Building, where the intended use of the Premises by the proposed assignee, subtenant or user conflicts with exclusive rights granted other tenants or occupants of the Building, where the proposed assignee, subtenant or user does not intend to bona fide physically occupy and carry on business from the Premises or when the proposed assignment, sublease or use is made prior to Tenant physically and bona fide occupying and carrying on business from the Premises. The consent of Landlord to any such assignment, sublease or use shall not constitute a waiver of this clause and shall not be deemed to permit any further assignment, sublease or use by another. As an alternative to such consent (and without being obliged or affecting its other rights), Landlord shall have the right to cancel this Lease for the Premises (or, as the case may be, for that portion thereof that Tenant seeks to sublet or allow to be used by another) as, of, and from the date Tenant wishes to assign this Lease or sublet the Premises or permit their use by another.

11.02 The assignee, sublessee or user must assume all of Tenant’s obligations under this Lease. Notwithstanding the assignment, subletting or use, Tenant shall remain solidarily responsible with the assignee, sublessee or user, without benefit of division or discussion, for the payment of the rent and the performance of all of the other obligations of Tenant under this Lease. In no case shall an assignment of this Lease effect novation or release the assigning Tenant from its obligations hereunder.

11.03 Tenant agrees to provide Landlord with the name, address, nature of business and credit references in respect to the proposed assignee, subtenant or user as well as all information relating to the proposed assignment, sublease or use at least thirty (30) days prior to the date same is proposed to become effective. Should Landlord consent to the assignment, sublease or use, Landlord’s attorneys will prepare appropriate consent to assignment, sublease or use forms to be executed by Tenant and the assignee, subtenant or user, the whole at Tenant’s cost and expense.

11.04 The following shall be deemed to be assignments of this Lease subject to the provisions of this Section XI:

(a)	if any person other than Tenant has or exercises the right to manage or control the Premises or any part thereof, or any of the business or affairs carried on therein, other than subject to the direct and full supervision and control of Tenant; or

(b)	if effective control of Tenant is acquired or exercised, directly or indirectly, by any person not having effective control of Tenant at the date of execution of this Lease by Tenant [1].

11.05 Tenant will not advertise the Premises for the purpose of any assignment, sublease or use, without obtaining the prior written approval of Landlord to the proposed text, such approval not to be unreasonably withheld. In no event will the rental rate appear in any advertisements.

11.06 Under no circumstances may Tenant hypothecate or charge its interest or rights in, to or under the Lease or the Premises in favour of whomsoever, including, without limiting the generality of the foregoing, by way of an assignment thereof of any nature or kind whatsoever.

SECTION XII TENANT CARE

12.01 Notwithstanding any contrary provision of law, including, without limiting the generality of the foregoing, Article 1864 of the Civil Code of Quebec, throughout the Term of this Lease, Tenant shall maintain and keep the Premises, including all replacements, alterations, additions and improvements thereto, in good order and condition and perform all repairs which may be required therefor. At the termination or expiration of this Lease, Tenant shall deliver the Premises to Landlord in the condition in which Tenant is required to maintain them by the provisions of this Lease, 1surrender all keys and security access cards for the Premises or the Building to Landlord and inform Landlord of all combinations of any safes and vaults situated in the Premises. In the event Tenant fails to comply with the obligation to maintain and repair imposed hereunder, Landlord, after giving written notice of five (5) days to Tenant, shall have the right to carry out such maintenance and repairs and any and all costs so incurred by Landlord together with a fee equal to fifteen percent (15%) of said costs, shall be payable by Tenant to Landlord as additional rent on demand.

12.02 Tenant shall give Landlord prompt written notice of defects in or damage to the Premises or any part thereof, howsoever same may occur.

[1]	provided, however, that a change in control of Tenant will not require the consent of Landlord if the shares are listed and traded on any recognized stock exchange in Canada or the United States.
[1]	normal wear and tear excepted,

SECTION XIII REPAIRS, ALTERATIONS, ADDITIONS AND IMPROVEMENTS

13.01 2~~Landlord shall effect, at its expense, the improvements more fully described in Schedule “B” hereto annexed (referred to in this Lease as the “Landlord’s Work”).~~ All improvements in and to the Premises ~~other than the Landlord’s Work~~ shall be the responsibility of Tenant and shall be performed at Tenant’s sole cost and expense, the whole subject to the terms and conditions hereinafter set forth3.

13.02 All improvements, alterations, additions or repairs required or requested by Tenant shall be carried out at Tenant’s expense and may, at the option of Lanaldord, be carried out by Landlord or under the latter’s coordination, in one or the other of which events Tenant shall pay to Landlord, on demand and as additional rent, an administration or coordination fee equal to fifteen percent (15%) of the cost of the work. In addition, Tenant shall pay for the cost of all architectural, engineering and working drawings prepared to comply with Tenant’s requirements, as well as a fee equal to fifteen percent (15%) of such cost, for Landlord’s administration and overhead. In all events, Tenant shall be required to use Landlord’s professionals and mechanical, electrical and plumbing trades 4 for Tenant’s mechanical, electrical and plumbing requirements which shall be coordinated by Landlord at Tenant’s expense. Payment shall be effected by way of a cash deposit and progress draws during the currency of the work, the specifics of which shall be established by Landlord, acting reasonably, from time to time.

13.03 No improvements, alterations, additions or repairs may be made in or to the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Should Landlord elect not to carry out improvements, alterations, additions or repairs required or requested by Tenant, Tenant shall not itself do any such work without obtaining all necessary permits from the appropriate public authorities. Before doing any such work, Tenant shall be required to submit to Landlord on a due and timely basis accurate working drawings and specifications therefor. All such work shall be done by contractors approved by Landlord, which approval shall not be unreasonably withheld, but shall be conditional upon such contractors paying the cost of temporary services and coordination during such construction, upon such contractors timing and performing their work in accordance with such rules and regulations as Landlord may from time to time prescribe, upon such contractors carrying property damage and liability insurance satisfactory to Landlord for its operations in the Building and upon the employees of such contractors not causing any labour trouble by their presence in the Building. Furthermore, Tenant shall require that prior to entering the Premises or performing any work therein, Tenant’s contractors shall place in the hands of the Landlord a waiver and release of any and all legal hypothecs or rights of legal hypothec that may then or thereafter exist for work done, labour performed or materials furnished under any contract and such contractors must agree to furnish to Landlord a good and sufficient waiver of legal hypothec for every subcontractor and supplier furnishing labour and material under the contract. Tenant shall be responsible for any costs and expenses of Landlord occasioned directly or indirectly by such work in the Premises. The cost of such improvements, alterations, additions or repairs shall be the sole responsibility of Tenant and if any payment in respect thereof shall be made by Landlord, Landlord hereby reserving the right to do so in its sole discretion, the same shall be immediately payable by Tenant on demand as additional rent. Within ninety (90) days from its substantial completion, Tenant shall deliver to Landlord, at Tenant’s cost, “as-built” plans for any work contemplated by this Clause 13.03, drawn to the same scale as base-Building working drawings.

13.04 Any improvements, alterations, additions and repairs to the Premises (including all lighting installations such as, but not limited to, spotlights and tracks and all floor finishes of whatsoever nature placed upon the concrete floor of the Premises) shall, upon their completion, become a part of the Premises and the property of Landlord and shall be surrendered with the Premises upon termination or expiration of this Lease without any compensation being due therefor by Landlord; provided, however, that Landlord shall have the option, in its sole discretion, to require Tenant to remove at Tenant’s cost and under Landlord’s coordination and direction, all or any 1 ~~of such improvements, alterations, additions and repairs, including such as may have been made by Landlord at Tenant’s request prior to or during the Term of the Lease and including data and communications cabling, and to restore the Premises or any part thereof to their original condition.~~

[2]	Tenant shall accept the Premises in their “as-is” condition existing on the Commencement Date.
[3]	, save and except that Landlord will not charge Tenant the administration or coordination fee contemplated in Section 13.02 for any Tenant’s work effected in the Premises prior to the Commencement Date.
[4]	(whose costs shall be competitive)
[1]	See Rider Page 11A

SECTION XIV MAJOR REPAIRS

14.01 Should Landlord effect repairs, alterations, additions or improvements to the Premises or Building (which are not Tenant’s responsibility under this Lease), Tenant shall permit same to be performed without being entitled to any indemnity or reduction in rental or any damages or compensation therefor 2. All such work shall be completed by Landlord with reasonable dispatch and the cost thereof shall be included in Operating Expenses.

SECTION XV ACCESS TO PREMISES

15.01 Landlord, its agents and representatives may enter the Premises 3~~at all times~~ to examine their condition, to regulate the heating and air-conditioning apparatus and for all maintenance and repair purposes. Tenant shall allow the Premises to be exhibited 4~~during normal business hours~~ to persons interested in leasing the Premises or acquiring the Land and Building or advancing money upon the security of the Land and Building.

SECTION XVI PROTECTION OF EQUIPMENT

16.01 Tenant shall protect from damage all the heating and air-conditioning apparatus, water, gas and drain pipes, water closets, sinks and accessories thereof in and about the Premises and keep same free from all obstructions that might prevent their free working and give to Landlord prompt written notice of any accident to or defects in same or any of their accessories. Any damage resulting from misuse or failure to protect same shall be the sole responsibility of Tenant.

SECTION XVII COMPLIANCE WITH LAWS AND INDEMNIFICATION

17.01 Tenant will not do or permit anything to be done in, upon or about the Premises or the Building or bring or keep anything therein which will in any way conflict with the regulations of the fire, police or health departments or with the laws, rules, regulations, by-laws or ordinances of the municipality in which the Land and Building are situate, the applicable urban community (if any), or any governmental authority having jurisdiction over the Premises or the business conducted therein, all of which Tenant undertakes to abide by and conform to, including, if necessary, effecting the alterations or repairs necessitated thereby.

Tenant covenants and agrees that it will indemnify and hold harmless Landlord against any penalty imposed for or damage arising from the breach of any such laws, rules, regulations, by-laws or ordinances by Tenant or those for whom Tenant is responsible.

17.02 Tenant shall pay to Landlord any extra premiums of insurance that the company or companies insuring the Land and Building may exact in consequence of the business carried on by Tenant, of anything brought into or stored in the Premises by Tenant, or of Tenant’s operations. Tenant shall furthermore protect Landlord from claims made by other tenants in the Building in consequence of their insurance rates being increased as a result of such causes.

Tenant shall in no event bring into or store in the Premises anything which may make any insurance carried by the Landlord or by any tenant in the Building subject to cancellation.

17.03 Tenant shall comply with the rules and requirements of the Insurers Advisory Organization or any successor body, and with the requirements of all insurance companies

[2]	provided Landlord uses reasonable efforts to minimize interference with Tenant’s use and peaceable enjoyment of the Premises
[3]	after a 24-hour prior notice to Tenant and at times mutually agreed upon between Landlord and Tenant (except in the case of emergencies when no notice is required)
[4]	, after a 24-hour prior notice to Tenant and at times mutually agreed upon between Landlord and Tenant,

having policies of any kind whatsoever in effect covering the Land and Building, including policies insuring against tort or delictual liability. In no event shall Tenant maintain in or take into the Premises or Building any inflammable materials or explosives.

17.04 Intentionally deleted

17.05 Environmental Covenants

17.05.1 Definitions

(a)	“Environmental Laws” means all federal, provincial and municipal laws, regulations, by-laws, standards, requirements, ordinances, codes, policies, guidelines, Orders, notices, Permits and directives pertaining to the protection, conservation, utilization, impairment or degradation of the Environment in effect from time to time;

(b)	“Environment” includes air, land, groundwater and surface water;

(c)	“Governmental Authority” means any federal, provincial or municipal parliament, legislature, or any regulatory, agency, ministry, department, commission or board, or any court or any other law, regulation or rule-making entity, having or purporting to have jurisdiction, or any person purporting to act under the authority of any of the foregoing or any other authority charged with the administration or enforcement of Environmental Laws;

(d)	“Hazardous Substance” means any substance or material whose Release, use, storage, or handling is regulated or prohibited by any Governmental Authority under any Environmental Laws, including, without limiting the generality of the foregoing, any contaminant, pollutant, deleterious substance, inflammable liquid, chemical, explosive material or material which may impair, any petroleum or other hydrocarbon and any derivative or by-product thereof, any dangerous substance or goods, asbestos, any gaseous, solid or liquid waste, any special waste, toxic or hazardous substance or chemical, any hazardous waste, material or substance, either in fact or as defined in or pursuant to any Environmental Laws;

(e)	“Notice” means any citation, directive, Order, inspection, proceeding, judgment or other communication, written or oral, actual or threatened;

(f)	“Order” means any order, decision, decree, judgment, ruling, claim or the like from or by any Governmental Authority under any Environmental Laws;

(g)	“Permit” means any permit, certificate, authorization, licence, right or exemption or the like issued or granted by any Governmental Authority pursuant to or under any Environmental Laws;

(h)	“Release” includes any release, discharge, emission, disposal or dumping into or within the Environment.

17.05.2	Covenants

(a)	Compliance with Environmental Laws - Tenant shall comply and cause its employees, agents, contractors and those for whom it is responsible to comply with all Environmental Laws (including, without limiting the generality of the foregoing, obtaining any required Permits) relating to the Premises or the use thereof by Tenant or those acting under its authority or control.

(b)	Inspection - Tenant shall permit Landlord, its officers, employees, consultants, authorized representatives and agents to:

(i)	inspect the Premises and Tenant’s operations;

(ii)	conduct tests and environmental assessments;

(iii)	remove samples from the Premises;

(iv)	examine and photocopy any documents or records relating to the Premises; and

(v)	interview Tenant and its employees, agents, contractors and those for whom it is responsible;

all at such reasonable times and intervals as Landlord may desire.

(c)	Use of Hazardous Substances - Tenant shall not use the Premises, or permit them to be used, to utilize, manufacture, store, produce or process any Hazardous Substance, except as permitted by Landlord to be brought into the Premises and in compliance with all Environmental Laws.

(d)	Removal of Hazardous Substances - Tenant shall, promptly on demand remove all non-permitted Hazardous Substances used or Released by Tenant or brought onto the Premises by Tenant or those acting under its authority or control. For greater certainty, the foregoing obligation of Tenant shall include, without limitation, the responsibility to remove any Hazardous Substances which have, as a result of the operations of Tenant or any other person acting under its authority or control, become affixed to, permeated or accumulated on or within any structures forming part of the Building or Land.

SECTION XVIII SECURITY DEPOSIT

18.01 Concurrently with the execution of this Lease, Tenant shall deposit with Landlord the sum of Thirty Thousand Nine Hundred and Sixty-Three Dollars ($30,963.00) (which sum includes applicable taxes), said amount, provided Tenant is not in default, to be credited by Landlord towards the gross rentals owing by Tenant under this Lease for the months of June 2013 and July 2013.

SECTION XIX FIRE AND DESTRUCTION OF PREMISES

19.01 In the event the Building is destroyed or damaged by fire or other cause, or partly destroyed or damaged so that Landlord shall decide not to restore or rebuild substantially the same nature and quality structure, Landlord may, within ninety (90) days after such fire or other cause, give notice in writing to Tenant of such decision, whereupon this Lease shall expire forthwith and Tenant shall immediately surrender the Premises and all interest therein to Landlord and shall pay rent only to the date that the Premises are destroyed or the date of such surrender, whichever shall first occur. However, if Landlord shall decide to restore or rebuild substantially the same nature and quality structure, this Lease shall remain in full force and effect and Landlord agrees that the Building shall be repaired with due diligence in which event the rent shall be diminished in proportion to the time and the part of the Premises of which Tenant has been deprived. 1

19.02 In the event Landlord elects to restore or rebuild the Building and the Premises have been damaged or destroyed, it is expressly understood and agreed that the extent of Landlord’s obligation in respect of the Premises will be to rebuild or restore to substantially 2 ~~the condition referred to in Schedule “B” hereto~~ as modified to be consistent with the plans, specifications and design criteria selected by Landlord at the time of reconstruction. All improvements in and to the Premises other than 3 ~~those set forth in Schedule “B”~~ shall be the responsibility of Tenant who shall be obliged to repair and re-fixture the Premises to a standard at least equivalent to that which existed prior to the date of damage and destruction. Provided that this Lease has not been terminated pursuant to this Section XIX or any other of its provisions, Landlord agrees to make available to Tenant for the purpose of effecting the improvements, repairs and refixturing which are Tenant’s responsibility under this Clause 19.02, any proceeds Landlord receives under the policies mentioned in paragraphs 23.01(b) and 23.01(c) and, where applicable, paragraph 23.01(g) of this Lease.

SECTION XX NON-RESPONSIBILITY OF LANDLORD

20.01	Intentionally deleted - [4]

SECTION XXI ROBBERY, THEFT, ETC.

21.01 Without restricting the generality of the foregoing Section XX, to the full extent permitted by law, Landlord will not be liable for any damage of any kind or nature to the Premises or to any goods, merchandise, stock-in-trade, assets, fixtures, furniture, accessories or equipment belonging to Tenant or to Tenant’s officers, servants, employees, agents, invitees or licensees resulting from robbery, burglary, theft or acts of violence of any kind, and Tenant will hold Landlord free, clear and harmless from any liability or loss resulting therefrom.

SECTION XXII DEFAULT

22.01 In any of the events following, namely:

(a)	if Tenant shall fail to pay to Landlord any instalment of rent or any additional rent after it shall have become due and payable as herein provided [5];

(b)	if Tenant or any guarantor of Tenant’s obligations under this Lease shall be declared dissolved, bankrupt or wound-up or shall make any general assignment for the benefit of its creditors or take or attempt to take the benefit of any insolvency, winding-up or bankruptcy legislation or if a petition in bankruptcy or in winding-up or for reorganization shall be filed by or against Tenant or any such guarantor or if a receiver or trustee be appointed for or enter into physical possession of the property of Tenant or any such guarantor, or any part thereof;

[1]	See Rider Page 14A
[2]	base building condition
[3]	the base building elements
[4]	See Rider Page 14A
[5]	and such failure continues for five (5) business days after notice in writing by Landlord to Tenant

(c)	if Tenant shall assign, sublet or permit the use of the Premises, in whole or in part, by others except in a manner herein permitted;

(d)	if any execution be issued against the property of Tenant pursuant to a judgment rendered against Tenant [1];

(e)	if Tenant shall fail to take possession of the Premises ~~or if Tenant should vacate or abandon the Premises or any part thereof~~;

(f)	if any insurance carried by Landlord or by any tenant in the Building be cancelled in consequence of the business carried on by Tenant or in consequence of anything brought into or stored in the Premises by Tenant [2];

(g)	if Tenant shall default in the performance of any of its other obligations under this Lease or shall violate any of the rules and regulations hereinafter set forth or hereafter to be established by Landlord [3];

~~(h)~~	~~if Tenant shall default in the performance of any of its obligations under any conventional hypothec or other security agreement granted in Landlord’s favour to secure Tenant’s obligations under this Lease;~~

then notwithstanding any provision of law to the contrary (including, without limitation, Articles 1863 and 1883 of the Civil Code of Quebec [if those Articles apply]), this Lease may be terminated ipso facto at the option of the Landlord upon written notice to Tenant to such effect, Tenant to be in default by the mere lapse of time for performing its obligations. It is expressly agreed that such termination shall be in addition and without prejudice to all other rights and recourses of Landlord as provided by law or in this Lease, without diminution or extinction of the liability of any guarantor of Tenant’s obligations hereunder. Upon termination, Tenant shall immediately vacate and surrender the Premises and all of its rights therein and thereto and in and to the Lease to Landlord. Upon the occurrence of any such event of default, Landlord may forthwith, without notice or any form of legal process, and with or without termination of the Lease, suspend any services and utilities, bolt the Premises and change the locks thereof. Upon termination, Landlord may forthwith, without notice or any form of legal process, re-enter upon and take possession of the Premises, remove or cause to be removed therefrom any persons and property occupying same and re-let the Premises to whomsoever it may choose and, furthermore, declare forfeit any inducements, incentives and allowances granted to Tenant by this Lease, all of which shall immediately become due and payable by Tenant to Landlord, recover from Tenant all amounts due, expenses of such re-letting (including any repairs, decorating, alterations or improvements necessitated thereby) and rent for the three (3) months next succeeding the date of such termination or such longer period as may be allowed by law, all of which shall immediately become due and payable. Thereafter Tenant shall pay to Landlord, as liquidated damages until the end of the full Term of this Lease, an amount equivalent to the rent at the rate provided in this Lease, less the sum of the net receipts (if any) derived by Landlord from the re-letting of the Premises. As used herein, the expression “rent” shall mean the rent payable pursuant to Section III hereof and all other additional rentals payable hereunder.

22.02 Tenant will pay to Landlord, on demand, all judicial, extrajudicial and other costs, charges and expenses, including, without limitation, attorney’s fees and costs, incurred by Landlord to exercise its claims, rights and recourses arising under or in virtue of this Lease, including, without limitation, those for the recovery of possession

[1]	unless the execution in question has been finally set aside within thirty (30) days of its issuance
[2]	and Tenant fails within twenty-four (24) hours after written notice of such default is given by Landlord to Tenant to take such immediate steps in respect of such use as shall enable Landlord and any such tenants to reinstate their insurance policies
[3]

and such default shall have continued for a period of fifteen (15) business days after the date written notice specifying the default is given by Landlord to Tenant, such notice providing Tenant with enough information to allow Tenant to cure said default, unless such default by its nature cannot be cured within the fifteen (15) business days, in which event, Tenant shall be given a reasonable period of time to cure the default, as long as Tenant is diligently proceeding to cure same of the Premises, for the termination of this Lease and for the recovery of any amount due under this Lease, the whole in addition and without prejudice to such other claims, rights and recourses as Landlord may have in the circumstances under or in virtue of this Lease or at law.

SECTION XXIII INSURANCE

23.01 Throughout the Term of this Lease, Tenant shall take out and keep in force:

(a)	comprehensive general liability insurance with respect to the business carried on in or from the Premises and the use and occupancy thereof for bodily injury and death and damage to property of others in an amount of at least Five Million Dollars ($5,000,000) for each occurrence or such greater amount as Landlord may from time to time reasonably require;

(b)	all-risks insurance including the perils of fire, extended coverage, leakage from sprinkler and other fire protective devices, earthquake, collapse and flood in respect to furniture, equipment, inventory and stock-in-trade, fixtures and leasehold improvements located within the Premises and such other property located in or forming part of the Premises, including all mechanical or electrical systems (or portions thereof) installed by Tenant in the Premises, the whole for the full replacement cost (without depreciation) in each such instance;

(c)	if any boiler or pressure vessel is operated in the Premises, broad form comprehensive boiler and pressure-vessel insurance on a blanket repair and replacement basis with limits for each occurrence in an amount not less than the full replacement cost of all boilers, pressure vessels, air-conditioning equipment and electrical or mechanical apparatus owned or operated by Tenant or others (other than Landlord) on behalf of Tenant in, relating to or servicing the Premises;

(d)	business interruption insurance in such amount as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils insured against in virtue of paragraphs 23.01(a) or 23.01(b);

(e)	glass and plate-glass insurance to the full replacement cost thereof

(f)	tenants’ legal liability insurance;

(g)	such additional insurance as Landlord, acting reasonably, may from time to time require.

23.02 All policies of insurance shall (i) be in form satisfactory to Landlord, (ii) be placed with insurers reasonably acceptable to Landlord, (iii) contain an endorsement requiring the insurer 1 to notify Landlord in writing at least thirty (30) days prior to any material change, cancellation, termination, lapse or any other matter which would affect the validity thereof; 2 (iv) contain a standard mortgage clause acceptable to each hypothecary creditor, including any trustee for bondholders, from time to time, having a charge on the Building and the Land or any part thereof, or the lessor of the Building and Land or any part thereof under any underlying lease; (v) contain a waiver in favour of Landlord and any such hypothecary creditor or lessor of any breach of warranty clause, such that the insurance policies in question shall not be invalidated in respect of their interests by reason of any breach or violation of any warranties, representations, declarations or conditions contained in the policies; and (vi) contain a clause stating that they are considered as primary insurance and shall not call into contribution any other insurance that may be available to Landlord. Each such policy shall name Landlord and any other party required by Landlord as an additional named insured as its interest may appear (excluding insurance covering Tenant’s moveable effects and business equipment) with loss payable to Landlord under the policies contemplated by paragraphs 23.01(b) and 23.01(c) and, where applicable, paragraph 23.01(g). Each comprehensive general liability insurance policy will contain a provision of cross-liability or severability of interests as between Landlord and Tenant. All

[1]	to endeavor
[2]	if the insurer does not so notify Landlord, Tenant undertakes to notify Landlord of such occurrence upon Tenant’s receipt of notification to such effect from the insurer;

other policies referred to above shall contain a waiver of subrogation rights which Tenant’s insurers may have against Landlord, Landlord’s insurers and persons under Landlord’s care and control. Tenant hereby releases and waives any and all claims against Landlord and those for whom Landlord is in law responsible with respect to occurrences required to be insured against by Tenant hereunder. Throughout the Term of this Lease, Tenant shall furnish Landlord with certificates of all such insurance policies and the renewals thereof. Tenant shall, if requested to do so by Landlord, furnish, from time to time, certified copies of the insurance policies.

23.03 Should Tenant fail to take out or keep in force such insurance, Landlord will have the right to do so and to pay the premiums therefor and in such event Tenant shall repay to Landlord the amount paid as premiums as additional rent on demand.

SECTION XXIV ELECTRIC CURRENT AND UTILITIES

24.01 Landlord (subject to its ability to obtain the same from its principal supplier) will cause the Premises to be supplied with electric current for the lighting and power required therein for the operation of Tenant’s reasonable needs, which current Tenant hereby agrees to take and receive from Landlord. For the said electricity, Tenant shall pay an additional rent calculated at the rate of One Dollar and Ten Cents ($1.10) per square foot of the rentable area of the Premises per annum in equal, consecutive, monthly instalments in advance. The foregoing annual amount and the monthly instalments shall be increased in the same ratio as increases in Hydro-Quebec rates (including all applicable sales taxes) occur after the 31st day of December, 2011. The obligation of Landlord hereunder shall be subject to any rules or regulations to the contrary of Hydro-Quebec or any other municipal or governmental authority.

In the event any special lighting (above Building standard) or equipment (including but not limited to, special heating, ventilating, air-conditioning systems, printing presses, computers and the like) is installed in the Premises or in any other event where there is reason to believe that the connected load in the Premises exceeds five (5) watts per square foot of the area of the Premises, Landlord shall have the right to survey or meter at Tenant’s expense, the total electrical consumption and Tenant shall pay for any excess disclosed by said survey or metering by appropriate increases in the aforementioned monthly instalments.

24.02 Tenant shall pay to Landlord, as additional rent, the direct cost of consumption of all water supplied to or for the benefit of the Premises incurred by or chargeable to Landlord or the owners of the Building and Land, whether for domestic or commercial purposes, and, in any event, the cost of heated water supplied to or for the benefit of the Premises, which costs shall be determined by Landlord, acting reasonably.

24.03 Tenant shall pay, as additional rent, for the capital cost and the cost of installation and maintenance of all meters which may be installed by Landlord or the owners of the Building and Land for the purpose of determining and measuring any utility or service consumed in or for the benefit of the Premises plus an administration or coordination fee equal to fifteen percent (15%) thereof in each case.

SECTION XXV RELOCATION

25.01 Landlord shall have the right at any time, notwithstanding anything contained herein, to relocate Tenant to other premises in the Building at Landlord’s cost provided that the new location is 1similar in dimension and the rent remains unchanged. Should Landlord give Tenant written notification of such relocation after Tenant has commenced or completed the installation of partitioning or other improvements, Landlord will furnish Tenant with similar partitioning and other improvements of equal quality. 2 The relocation shall not affect any of the other clauses or conditions of the Lease, which shall continue to apply mutatis mutandis.

25.02 Notwithstanding any provision of this Lease, Landlord reserves the right at any time and from time to time to change, alter, modify and expand the Building as Landlord in its sole and entire discretion deems expedient, same to include, without limitation, the right of Landlord to add additional floors to the Building, to expand the length or width of the Building, and to change, alter and amend the location, dimensions or specifications of the pipes, wires, ducts, conduits, utilities, mechanical systems, common areas and other Building services (including such as may be contained in the Premises). 3 Tenant waives and renounces to any and all claims as a consequence of the foregoing providing the physical dimensions of the Premises remain substantially as contemplated herein. In the event any such change results in additional land being utilized to service the Building, such additional land shall be deemed included in the definition of “Land” for all purposes of this Lease. In the event any such change results in a change in the rentable area of the Building, Tenant’s Proportionate Share (as hereinabove defined) shall be modified accordingly.

SECTION XXVI ADDITIONAL PROVISIONS

26.01

(a)	Landlord: In the event of any sale or sales of the Land and Building, or in the event of a lease of the Building, or of the Land and Building, Landlord shall be and hereby is entirely released and relieved of all covenants and obligations of Landlord hereunder, provided such purchaser or tenant agrees to assume and carry out any and all covenants and obligations of Landlord hereunder.

(b)	Amendment of Lease: No assent or consent to changes in or waiver of any part of this Lease shall be deemed or taken as made unless the same be done in writing and attached or endorsed hereon by Landlord. No covenant, term or condition of the present Lease stipulated in favour of Landlord shall be waived, except by express written consent of Landlord, whose forbearance or indulgence in any regard whatsoever shall not constitute a waiver of the covenant, term or condition to be performed by Tenant; and until complete performance by Tenant of the said covenant, term or condition, Landlord shall be entitled to invoke any remedies available under this Lease or by law despite such forbearance or indulgence.

(c)	Punctual Payment: The acceptance by Landlord of any postdated cheque or money owing for rent after its due date is to be considered as a mode of collection only, without novation of, nor derogation from, any of Landlord’s rights, recourses and actions in virtue of this Lease which demands punctual payment of all obligations.

All sums owing by Tenant under this Lease not paid when due shall thereafter bear interest at a rate equivalent to five percent (5%) above the prime lending rate of the Bank of Montreal from time to time in effect.

[1]	is no lower than the 27th floor of the Building and is
[2]	Landlord shall also assume reasonable out-of-pocket costs related to the relocation such as, but without limiting the generality of the foregoing, moving costs, re-connection of all telecommunication lines, such as telephones, internet, data, etc. and replacement of reasonable quantities of stationery then in stock.
[3]	In exercising its rights hereunder, Landlord shall use reasonable efforts to minimize interference with Tenant’s use and peaceable enjoyment of the Premises.

Landlord may impute any of Tenant’s payments in payment of any sum which has become due, regardless of any designation or imputation by Tenant.

(d)	Tenant: All the covenants herein contained shall be deemed to have been made by and with the heirs, executors, administrators and permitted assigns or successors of each of the parties hereto, and if more than one Tenant, the covenants herein contained on the part of Tenant shall be construed as being solidary and where necessary reference to Tenant as being of the masculine gender or in the singular number shall be construed as being in the feminine or neuter gender or in the plural number.

(e)	Brokerage Commission: As part of the consideration for the granting of this Lease, Tenant represents and warrants that no broker, agent or other intermediary introduced the parties or negotiated or was instrumental in negotiating or consummating this Lease [1] and Tenant shall indemnify and hold Landlord harmless from and against any claim made by any other broker, agent or other intermediary.

(f)	Notice and Demands: Any notice or demand given by Landlord to Tenant shall be deemed to be duly given when served upon Tenant personally or when mailed to Tenant at the address of the Premises. Tenant elects domicile at the Premises for the purpose of service of all notices, writs of summons or other legal documents in any suit at law, action or proceeding which Landlord may take under or in connection with this Lease.

(g)	Publication of Lease: This Lease shall not be published at length but only by notice contemplated in Article 2999.1 of the Civil Code of Quebec and then only after the form and terms of such notice have been approved by Landlord, the whole at the cost of Tenant, including the cost of publication and providing a copy to Landlord. Should this Lease be published, Tenant shall, at the expiration or termination thereof, cause same to be radiated at its expense, failing which Landlord will have the right to cause such radiation and charge Tenant with the cost of same.

(h)	Additional Rent: Subject to Clause 5.09 and any other provision of this Lease expressly stipulating the contrary, all amounts payable to Landlord by Tenant in virtue of this Lease, with the exception of the rental contemplated in Section III, shall be additional rent and collectible as such.

(i)	Payment Requirements: Tenant shall pay all amounts which it is required to pay in virtue of this Lease in lawful money of Canada to Landlord at its offices in Montreal, Quebec, Canada or at such other place or to such other person as may be specified from time to time by Landlord, without prior demand for payment thereof being necessary and without any deduction, abatement, diminution, subrogation, set-off or compensation whatsoever.

(j)	Prior Agreements: The present Lease cancels and supersedes any and all prior leases and agreements, written or otherwise, entered into by Landlord and Tenant regarding the Premises leased hereunder. This Lease and such rules and regulations as may be adopted and promulgated by Landlord from time to time constitute the entire agreement between the parties.

(k)	Severability: If for any reason whatsoever, any term, obligation or condition of this Lease or the application thereof to any person, firm or corporation or to any circumstance is to any extent held to be or is rendered invalid, unenforceable or illegal, then such term, obligation or condition shall be deemed to be independent of the remainder of this Lease and to be severable and divisible therefrom, and its invalidity, unenforceability or illegality shall not affect, impair or invalidate the remainder of this Lease or any part thereof and the remainder of this Lease not affected, impaired or invalidated will continue to be applicable and enforceable to the fullest extent permitted by law against any person, firm or corporation and to any circumstance other than those as to which it has been held or rendered invalid, unenforceable or illegal.

[1]	other than Cushman & Wakefield LePage Inc., whose commission shall be paid by Landlord

(l)	Governing Law: This Lease shall be construed and interpreted in accordance with the laws of the Province of Quebec.

(m)	Titles: The titles appearing in this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease or any provision thereof.

(n)	Time of the Essence: Except where otherwise provided by an express provision of this Lease, Tenant shall be in default by the mere lapse of time for performing its obligations.

(o)	Waivers: Tenant hereby renounces the benefits of Articles 1859(2), 1861, 1862(2), 1863, 1865(3), 1867, 1868, 1883 and 1888(2) of the Civil Code of Quebec or any replacement legislation. If Tenant makes a proposal or an arrangement to its creditors under any insolvency, winding-up or bankruptcy legislation in force and effect from time to time, it shall place Landlord in a class of creditors by itself and Tenant hereby renounces its right to place Landlord in any other class of creditors.

(p)	Authorized Withdrawals: Intentionally deleted

(q)	Rights and Options Personal: The parties hereto acknowledge and agree that all rights and options granted to Tenant by Landlord under this Lease, including, without limitation, paragraphs 1 and 2 of Schedule “B” attached hereto, and any and all future rights and options which may be granted to Tenant by Landlord under this Lease, are purely personal to Bioamber Canada Inc. and may not be sold, transferred or assigned or otherwise alienated or inure to the benefit of anyone other than Bioamber Canada Inc.

SECTION XXVII RULES AND REGULATIONS

27.01 The rules and regulations respecting the Building which are more fully set forth in Schedule “C” hereto annexed shall, during the Term of the Lease, be observed and performed by Tenant, its officers, servants, employees, agents, invitees and licensees, and Landlord shall have the right to make reasonable alterations and additions to such rules and regulations and to make such other and further reasonable rules and regulations as in its judgment may from time to time be needful for the safety, care and cleanliness of the Building including the Premises, and for the preservation of good order therein, and the same shall be observed and performed by Tenant, its officers, servants, employees, agents, invitees and licensees. Landlord may waive any one or more of these rules and regulations for the benefit of any particular tenant or tenants (including Tenant), or apply one or more thereof to one or more such tenants in a manner different than for Tenant, but no such waiver or different manner of application by Landlord shall be construed as a waiver of the rules and regulations in favour of any other such tenant or tenants or prevent Landlord from thereafter enforcing any rules and regulations against all or any of the tenants in the Building (including Tenant). Landlord agrees to notify Tenant in writing of any changes in the rules and regulations.

SECTION XXVIII MORTGAGES AND SUBORDINATION

28.01 As used in this Section XXVIII, the expression “Secured Lender” means any present or future creditor of any mortgage, hypothec, assignment, trust deed, bond, debenture or charge resulting from any instrument of financing, collateral financing or refinancing from time to time affecting the Building or the Land or other assignee of Landlord’s right under this Lease or any emphyteutic or other lessor under any emphyteutic or underlying lease affecting the Building or the Land in whole or in part.

28.02 It is an essential condition of this Lease that all of Tenant’s rights under this Lease shall be subordinated to the rights of any Secured Lender and that if, by reason of default by Landlord in the performance of its obligations under any charge, assignment or emphyteutic or underlying lease to which Tenant’s rights are subordinate, Landlord’s title is terminated or the Secured Lender in question takes possession of the Building and the Land, Tenant shall attorn to and recognize as landlord under this Lease and become bound toward the Secured Lender in question or any purchaser from such Secured Lender, for the unexpired residue of the Term of this Lease upon all the terms and conditions of this Lease as if such Secured Lender or purchaser, as the case may be, were the Landlord under this Lease. Landlord undertakes to use reasonable efforts to ensure that no such subordination or recognition shall have the effect of disturbing Tenant’s rights to peaceably enjoy the Premises pursuant to this Lease as long as Tenant is not in default of its obligations.

28.03 Tenant waives the benefit of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right of election to terminate this Lease or to surrender possession of the Premises in the event of any termination of Landlord’s title or taking of possession of the Building and Land in any circumstance contemplated in Clause 28.02 and agrees that this Lease shall not be affected in any way whatsoever thereby.

28.04 Tenant agrees to execute and deliver, to Landlord, or as Landlord may direct :

(a)	any instrument which may be necessary or appropriate to evidence the attornment and recognition contemplated by Clause 28.02; and

(b)	a statement in writing certifying that this Lease has been validly executed and delivered by Tenant and is unmodified and in full force and effect (or if modified, stating the modification and that same is in full force and effect as modified), the Commencement Date and the expiry date of the Term of this Lease, the amounts of the rentals, additional rentals and other amounts then being paid, the dates to which by instalment or otherwise such rentals, additional rentals and other amounts have been paid, whether or not there is any existing default on the part of Landlord, and such other matters as Landlord, the owners of the Building and Land, a Secured Lender or any prospective purchaser may reasonably request. Any such statement may be conclusively relied upon by any prospective purchaser, such owners or the Secured Lender in question.

SECTION XXIX SCHEDULES

29.01 Schedules “A”, “B” and “C” attached hereto and initialled for purposes of identification are included in and form an integral part of this Lease.

SECTION XXX ENGLISH LANGUAGE

30.01 The parties have requested that this Memorandum of Agreement of Lease be prepared in the English language. Les parties ont demandé que la présente convention de bail soit rédigée en anglais.

IN WITNESS WHEREOF the parties have signed these presents at the place and on the date first hereinabove mentioned.

SOCIÉTÉ EN COMMANDITE DOUZE-
CINQUANTE/TWELVE-FIFTY,
COMPANY LIMITED, represented by its manager (without personal liability), OPGI Management GP Inc., as general partner of OPGI Management Limited Partnership (“Landlord”)

Per:	/s/ Michael Stones
Michael Stones

Per:	/s/ Renée Vézina
Renée Vézina

BIOAMBER CANADA INC.
(“Tenant”)

Per:	/s/ Jean-Francois Huc

RIDER PAGE 11A

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improvements, alterations or additions made by Tenant or at Tenant’s request which are unusual or otherwise non-standard taking into account base building standards in force and effect on the date of termination or expiration of the Lease, and to restore the Premises or any part thereof affected by such removals to the condition existing when Tenant was first given possession of the Premises. Improvements, alterations or additions to which such option shall apply shall include, without limitation, those which have been made by Landlord at Tenant’s request during the initial term of the Lease or any extension thereof. By way of example, but without limitation, unusual or otherwise non-standard improvements, alterations and additions include gyproc ceilings, data cabling, vaults, staircases, ceramic flooring and supplemental HVAC units.

RIDER PAGE 14A

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In the event that Landlord decides to restore or rebuild in accordance with the provisions of this Clause 19.01, Landlord shall advise Tenant within the aforesaid delay of ninety (90) days of the estimated time required to restore and rebuild. Notwithstanding the second sentence of this Clause 19.01, in the event that Landlord’s estimate exceeds one hundred and eighty (180) days from the expiry of the aforesaid ninety (90) day delay, Tenant shall have the right to cancel this Lease by giving Landlord written notice to such effect not later than thirty (30) days from receipt of Landlord’s notice. In the event that during the restoration or rebuilding, Landlord, acting reasonably, realizes that it will not be in a position to substantially complete the work within one hundred and eighty (180) days from the expiry of the aforesaid ninety (90) day delay or the longer delay accepted by Tenant, Landlord will advise Tenant and Tenant shall have the right to cancel this Lease upon giving written notice to such effect to Landlord not later than thirty (30) days from receipt of Landlord’s notice. In the event the Premises are not restored or rebuilt within one hundred and eighty (180) days from the expiry of the aforesaid ninety (90) day delay or the longer delay accepted by Tenant in either or both of the cases mentioned above, Tenant shall have the right to cancel this Lease upon giving a thirty (30) day written notice thereof to Landlord. In the event the damage or destruction occurs during the last two (2) years of the term of this Lease or any extension thereof, Tenant shall have the right to cancel this Lease upon giving a thirty (30) day written notice thereof to Landlord from the date it receives Landlord’s notice referred to in the first sentence of this Clause 19.01. If Tenant fails to exercise any right of cancellation available to it under this Clause 19.01 in the manner and before the deadline applicable to it, the right in question shall be irrevocably deemed null and void and never to have existed.

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20.01 Indemnity in favour of Landlord - Tenant indemnifies and holds harmless Landlord, its directors, officers, employees and agents from any and all claims, demands, and costs for damage and injury, including death, to the person or property of any person, firm or corporation, (except for Landlord and its employees) arising out of Tenant’s use of or operations in the Premises, including the Land and the Building, except where the damage or injury arises out of the negligence of Landlord, its directors, officers, employees and agents and those for whom in law it is responsible.

20.02 Release of Landlord - Tenant hereby releases Landlord and its directors, officers, shareholders, employees and agents from any and all liability for loss or claim, including all resulting consequential and indirect losses, as a result of loss, damage or injury to the property and persons of Tenant and its employees, or as a result of damage or losses including economic losses relating to damage to the Building or loss of access to the Premises, and whether or not such loss or claim may have arisen out of the negligence of Landlord or those for whom Landlord is in law responsible; and Tenant agrees to indemnify and hold harmless Landlord and its directors, officers, employees and agents from any loss, cost, damage, expense, suit, action, and demand relating to such claim or loss, excluding such claims or losses relating to any loss, cost, damage, expense, suit, action or demand of or by third parties.

20.03 Indemnity in favour of Tenant - Landlord indemnifies and holds harmless Tenant, its directors, officers, employees, and agents from any and all claims, demands and costs for damage and injury, including death, to the person or property of any person, firm or corporation, (except for Tenant and its employees) arising out of Landlord’s operations in the Land and the Building, except where the damage or injury arises out of the negligence of Tenant, its directors, officers, employees and those for whom in law it is responsible or any other tenant or person in the Building.

20.04 Release of Tenant - Landlord hereby releases Tenant and its directors, officers, shareholders, employees and agents from any and all liability for loss or claim, including all resulting consequential and indirect losses, as a result of loss, damage or injury to the property and persons of Landlord and its employees and

RIDER PAGE 14A CONTINUED

whether or not such loss or claim may have arisen out of the negligence of Tenant or those for whom Tenant is in law responsible; and Landlord agrees to indemnify and hold harmless Tenant and its directors, officers, employees and agents from any loss, cost, damage, expense, suit, action, and demand relating to such claim or loss, including all resulting consequential and indirect losses of Landlord, and excluding such claims or losses relating to any loss, cost, damage, expense, suit, action, or demand of or by third parties.

20.05 Extended Meaning - Any and all release and indemnity clauses which are included in the Lease for the benefit of Landlord are intended also to benefit the mortgagees and property managers of Landlord and the officers, directors, shareholders, employees and agents of each one of them and, for the purposes of such clauses, Landlord is hereby acting as agent or trustee on behalf of and for the benefit of the persons or entities mentioned above.

SCHEDULE “B”

SPECIAL PROVISIONS

1.	PARKING

Tenant shall have the right, subject to availability, to lease two (2) unreserved spaces in the interior parking facilities of the Building at the prevailing monthly rental rate from time to time in effect in the Building.

2.	OPTION TO EXTEND

Provided Tenant itself bona fide physically occupies, uses and carries on business in the entire Premises and further provided Tenant is not then in default and further provided the Lease remains in full force and effect, Tenant shall have the right to extend the Term of the Lease by an additional period of five (5) years (the “Extension Term”) commencing on the day immediately following the expiry of the Term, under the same terms and conditions as were applicable during the Term, save and except that:

(a)	the Premises shall be accepted “as is” in their state and condition existing immediately prior to the commencement date of the Extension Term. All improvements in and to the Premises shall be the responsibility of Tenant and shall be performed by Tenant, at Tenant’s expense, the whole in accordance with Building standards and the relevant provisions of Section XIII of the Lease;

(b)	for the Extension Term, the annual rent to apply shall be the then prevailing market rental rate per square foot of rentable area per annum for lease renewals (and not sublease renewals) of comparable office space in the Building and in buildings comparable as to age, quality of construction and tenancy in the vicinity of the Building, but in no event shall be less than the annual rent paid by Tenant during the last year of the Term; and

(c)	there shall be no further options to extend the Term and this option to extend will not be renewed or apply again.

In order to validly exercise this option to extend, Tenant must advise Landlord thereof in writing no more than eighteen (18) months and no less than twelve (12) months prior to the expiry of the Term. In the event Tenant exercises this option in the aforesaid manner and within the aforesaid delay, the parties shall have a delay of thirty (30) days to negotiate and execute an agreement upon the annual rent to apply for the Extension Term. In the event Tenant fails to exercise this option in the aforesaid manner and within the aforesaid delay, or in the event that after Tenant has validly exercised this option, the parties fail for any reason whatsoever to execute an agreement within the thirty (30) day delay, this option shall be irrevocably deemed to be null and void and of no further effect and the Lease shall expire at the end of the Term.

SCHEDULE “C”

RULES AND REGULATIONS

1.	Landlord will have the care of the heating and air-conditioning apparatus and may provide information for the regulation of same.

2.	Tenant shall not permit the introduction of any machine or electrical or mechanical device of a nature to occasion objectionable noise or vibration or be injurious to the Premises or Building or to any of the occupants thereof.

3.	Tenant shall not without the written consent of Landlord use any electric current except that supplied from the general system installed in the Building, and Landlord shall not be responsible for damages by reason of any failure of such current. If Landlord grants Tenant permission to introduce any special electric power, telegraphic or telephone connection, Landlord reserves the right to direct where and how wires are to be introduced, and without such direction no boring or cutting shall be permitted.

4.	Tenant shall keep the Premises in a good state of preservation and shall not suffer any accumulation of useless property or rubbish therein. No animals shall be kept in or about the Premises.

5.	Any breakage of glass in the Premises shall be charged to Tenant unless caused by Landlord or by those for whom Landlord is responsible in law.

6.	Tenant shall not use the Premises for the purpose of lodging rooms, or for any immoral or unlawful purpose, and shall not make or permit any improper noises in the Building or obstruct or interfere in any way with other tenants or those having business with them, and shall not throw anything out of the windows or doors or down through the passages or skylights of the Building.

7.	The workmen of Landlord must be employed by Tenant at Tenant’s expense for painting, lettering, interior moving and other similar work that may be done in the Premises.

8.	Tenant shall not mark, paint, drill into or in any way deface the walls, ceilings, partitions, floors, wood, stone or iron work, or any other appurtenance to the Premises.

9.	The skylights and windows that reflect or admit light into any place in the Building shall not be covered or obstructed by Tenant.

10.	The sidewalks, entries, passages, halls, elevators and stairways shall be under the exclusive control of Landlord and shall not be obstructed by Tenant, or used by it for any other purpose than the ingress and egress to and from its respective offices or places of business.

11.	Furniture, accessories and equipment, as well as bulky articles and construction materials which Tenant may require from time to time, shall be carried to the Premises at such hour and in such manner as Landlord may designate. Tenant agrees to pay Landlord for the use of elevators and other Building services used in respect to the foregoing in accordance with Landlord’s prevailing rates from time to time in effect. Any damages which may be caused to the Building in the carrying of furniture, bulky articles or construction materials to or from the Premises shall be the sole responsibility of Tenant.

12.	Tenant shall not employ any person or persons other than the janitorial staff of Landlord for the purpose of cleaning and taking charge of the Premises and for such purposes the janitor of Landlord shall be provided with a pass-key and shall be allowed admission into the Premises.

13.	A directory board in a conspicuous place with the numbers of rooms and names of tenants will be provided by Landlord but shall not include other than the firm name of Tenant, same to be provided at Tenant’s cost.

14.	Landlord shall not be responsible for any damage to the furniture, effects, goods or equipment of Tenant while being transported or moved to and from the Premises or in the elevators, corridors, basement or other premises of Landlord.

15.	No signs, advertisements, notices or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside of the Premises or Building without the prior written consent of Landlord. Interior signs on doors will be inscribed, painted or affixed for Tenant by Landlord at the expense of Tenant and shall be of a size, color and style acceptable to Landlord.

16.	Tenant shall not place any additional locks upon any doors of the Premises without written permission and shall not permit any duplicate keys to be made therefor, but shall use only additional keys obtained from Landlord at the expense of Tenant. Tenant shall surrender to Landlord at the termination of this Lease all keys to the Premises and the Building.

17.	Tenant shall not perform any acts which may injure the Premises or be a nuisance to other tenants of the Building and shall forthwith upon the request of Landlord discontinue all acts or practices in violation of this regulation and repair any damage or injury to the Premises caused thereby.

18.	Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these rules and regulations or the Lease of which these rules and regulations form a part.

19.	Landlord shall have the right to prohibit any advertising by Tenant which, in its opinion, tends to impair the reputation or character of the Building and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

20.	Canvassing, soliciting and peddling in the Building are prohibited and Tenant shall co-operate to prevent the same.

21.	Tenant shall have no right to advertise by using the words “LIQUIDATION SALE”, “AUCTION SALE”, “FORCED TO VACATE”, “GIVING UP LEASE”, or “GIVING UP BUSINESS”, or make use of terms and phrases denoting same or having similar meaning. Landlord may remove such signs or advertising without any recourse in damages against Landlord which Tenant herein expressly waives.

22.	Tenant shall not install window shades, venetian blinds, curtains or drapes of any kind or description without Landlord’s prior written approval.

23.	Tenant shall not lay linoleum, rubber, cork or other floor coverings so that the same shall come in direct contact with the floor and if linoleum, rubber, cork or other floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor by a paste or other adhesive which may be readily removed with water.

24.	If any apparatus used or installed by Tenant requires a permit as a condition for installation, Tenant must file a true copy of such permit with Landlord.

25.	All persons entering and leaving the Building outside normal business hours and all persons entering and leaving the Building on Saturdays, Sundays and holidays may be required to register in books kept by Landlord at or near the entrance. Similarly, outside business hours and on Saturdays, Sundays and holidays, Landlord will have the right to prevent any person from entering or leaving the Building unless provided with a key to the Premises to which such person seeks entrance, and a pass issued and signed by Tenant upon the letterhead of Tenant and countersigned by Landlord. Any persons found in the Building at such times without such keys or passes will be subject to the surveillance of the employees and agents of Landlord.

26.	Tenant undertakes to abide by and participate in any fire drills or other similar manoeuvres called or arranged by the municipality, fire department, or the Landlord for the security and protection of the Building and the tenants thereof.

27.	Tenant undertakes to install and maintain at its cost fire extinguishers and such other fire protection equipment and fire-warning devices required or recommended by Landlord’s insurers or any governmental authority having jurisdiction over the Premises or the business conducted therein.

28.	Tenant acknowledges that the Building is a non-smoking building and agrees to ensure that its employees and visitors refrain from smoking in the common areas thereof as well as in the Premises.

29.	Tenant shall not have the right to install automatic teller machines (ATMs) or vending machines in the Premises.